PRECISION OPTICS CORPORATION 22 EAST BROADWAY GARDNER, MASSACHUSETTS 01440-3338 Telephone 978 / 630-1800 Telefax 978 / 630-1487

         POC:25-0478

NEWS RELEASE

FOR IMMEDIATE RELEASE	December 21, 2005

PRECISION OPTICS CORPORATION ANNOUNCES RECEIPT OF
NOTICE FROM NASDAQ

GARDNER, Massachusetts - Precision Optics Corporation, Inc. (Nasdaq: POCI) today announced receipt of a Nasdaq Staff Determination letter, dated December 15, 2005, from The Nasdaq Stock Market ("Nasdaq") indicating the Company's securities will be delisted from The Nasdaq Capital Market at the opening of business on December 27, 2005. Nasdaq has determined that the Company is not in compliance with Nasdaq's requirements for continued listing as the Company's shareholders equity amount is below the minimum requirement of $2.5 million specified by Marketplace Rule 4310(c)(2)(B). In addition, the Company’s stock does not meet the $1.00 per share minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4). The Company submitted a plan of compliance to Nasdaq Staff, however, Staff’s determination was that the proposed plan lacked sufficient evidence of the ability to achieve near term compliance with continued listing requirements or sustain such compliance over an extended period of time. The Company has decided not to appeal Nasdaq's determination. Accordingly, the Company's securities will be delisted as provided in the Nasdaq Staff Determination letter.

We expect that our common stock will be quoted on the “Pink Sheets.” The Company will also seek to have its common stock quoted on the Over-The-Counter Market on the NASD Electronic Bulletin Board (OTCBB). Information regarding the Company's stock and stock trading is expected to remain available via the Nasdaq website, through on-line trading services and through securities brokers under the symbol POCI.

About Precision Optics

Precision Optics Corporation, a leading developer and manufacturer of advanced optical instruments since 1982, designs and produces high-quality optical thin film coatings, medical instruments, and other advanced optical systems. The Company’s medical instrumentation line includes laparoscopes, arthroscopes and endocouplers and a world-class product line of 3-D endoscopes for use in minimally invasive surgical procedures.

The Company is currently developing specialty instruments incorporating its patent-pending Lenslock™ technology which ensures lower cost, easier repairability and enhanced durability. The Company is aggressively pursuing ultra-small instruments (some with lenses less than one millimeter in diameter) utilizing patent pending micro-precisionTM lens technology. The Company is also exploring new initiatives in single molecule technology and nanotechnology for biomedical and other applications.

Precision Optics Corporation is certified to the ISO 9001 Quality Standard, and complies with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE Marking of its medical products. The Company’s Internet Website is www.poci.com.
Forward-looking statements contained in this news release, including those related to the Company’s products under development and revenue estimates, are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. These risks and uncertainties, many of which are not within the Company’s control, include, but are not limited to, the uncertainty and timing of the successful development of the Company’s new products; the risks associated with reliance on a few key customers; the Company’s ability to regain and maintain compliance with requirements for continued listing on the NASDAQ Capital Market; the Company’s ability to attract and retain personnel with the necessary scientific and technical skills, the timing and completion of significant orders; the timing and amount of the Company’s research and development expenditures; the timing and level of market acceptance of customers’ products for which the Company supplies components; performance of the Company’s vendors; the ability of the Company to control costs associated with performance under fixed price contracts; and the continued availability to the Company of essential supplies, materials and services; and the other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-KSB for the year ended June 30, 2005.

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